Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-228592-10

and 333-228592

Joint Leads: Barclays (str), JP Morgan, SMBC and Societe Generale

Co-Managers: ANZ Securities, BNY Mellon, Bank of America, MUFG Securities

-ANTICIPATED CAPITAL STRUCTURE-

CLS	TOTAL(mm)	OFFERED(mm)	WAL*	S/F	PWIN	L.FINAL	SPREAD	YLD	CPN	PRICE
A-1	346.000	328.700	0.27	A-1+/F1+	< PREPLACED >			0.115%
A-2	549.000	521.550	1.01	AAA/AAA	7-19	2 /24	EDSF+5	0.210%	0.20%	99.99004
A-3	549.000	521.550	2.26	AAA/AAA	19-39	11 /25	IntS+5	0.411%	0.41%	99.99854
A-4	134.948	128.200	3.23	AAA/AAA	39-39	12 /27	IntS+4	0.603%	0.60%	99.99283

^Transaction size based on offered bonds

* Assumes a 1.30% ABS prepayment speed priced to 10% call.

Transaction Details-

BILL & DELIVER :	BARCLAYS	BBG TICKER :	HAROT 2021-3
EXPECTED RATINGS :	S &P/Fitch	FORMAT :	SEC REGISTERED
EXPECTED PRICING :	PRICED	FIRST PAY DATE :	9/18/2021
EXPECTED SETTLE :	8/25/21	PXG SPEED :	1.3% ABS TO 10% CALL
ERISA ELIGIBLE :	YES	MIN DENOMS :	$1K x $1K

-MARKETING MATERIALS-

Preliminary Prospectus and FWP (attached)

Intex Dealname: bcgharot_2021-3_upsize

Password: B343

CUSIPS: A1: 43815EAA2

A2: 43815EAB0

A3: 43815EAC8

A4: 43815EAD6

the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.